Exhibit 10.7

Personal Employment Agreement

(A notice to the employee about terms of employment)

entered into and executed  in Rehovot as of September 13, 2017

BY AND BETWEEN:

Foamix Pharmaceuticals Ltd.
a company organized under the laws of Israel (company number 51-336881-1), with business address at 2 Holzman St., Rehovot, 7670402
Israel
(the "Company")

On the one hand

AND BETWEEN:
Ilan Hadar
ID No.: 02429821-8
Address: 72 Mevo Palyam St, Jerusalem
Phone No: 054-5331725
(the “Employee”)

On the other hand

WHEREAS
The Employee has been employed by the Company as of February, 20 2014 (the "Commencement of Employment Date") pursuant to a personal employment agreement dated February 18, 2014 (the "Previous Agreement"); and

WHEREAS	As of July 1, 2017 the Employee commenced serving in the position of Country Manager & CFO (the "New Role"); and

WHEREAS	The parties desire to enter a new employment agreement which shall replace the Previous Agreement and which shall be valid as of July 1, 2017; and

WHEREAS	The Employee desires to work in the Company and the Company wishes to employ the Employee, all subject to the terms of this Agreement; and

WHEREAS	The parties desire to set the terms and conditions of the Employee's engagement by the Company, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Preamble

1.1.	The preamble to this Agreement and all appendices hereto are an inseparable part hereof.

1.2.	Paragraph headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

2.	Employment

As of July 1, 2017 (the "Effective Date"), the Employee shall be employed by the Company in the position of Country Manager & CFO in accordance with the provisions of this Agreement. The Employee's direct supervisor shall be the CEO,

3.	Term of Employment

The Employee has been employed by the Company as of the Commencement of Employment Date pursuant to the terms of the Previous Agreement. The Employee's employment with the Company under the terms of this Agreement shall be from  July 1, 2017 and shall continue until it is terminated as hereafter provided (the term of this Agreement shall be referred to herein as the “Term”).

Either party shall be entitled to terminate, this agreement by providing notice of 90 days to the other party.

3.1
Notwithstanding the aforesaid, the Company may terminate the employment of the Employee with immediate effect, without prior notice and/or without any payment in lieu of prior notice and/or without any compensation upon the occurrence of any of the following:

3.1.1.	any indictment or conviction of the Employee in a crime which involves moral turpitude;

3.1.2.	any breach of the Employee's general confidentiality duties under the applicable law in the State of Israel and/or under Section 9 below and/or any breach of the Employee's non-compete undertakings;

3.1.3.
any breach of the Employee's fiduciary duties pursuant to the provisions of the Companies Law, 5759-1999 or any willful or intentional action of Employee which caused damage to the Company or to its business.

3.1.4.
Without derogating from the aforesaid – under any circumstances which justify, according to any law, custom, or a collective agreement or arrangement or according to the employment articles (a general collective agreement dated 19.9.61, as updated in 18.6.78, including any update or supplement thereof, as such may be made from time to time), the withholding of severance pay or which justify partial payment of severance pay.

3.2
Where the Employee has notified the Company that he/she wishes to terminate his/her employment, the Company may, at its discretion and as per the Company's needs, shorten the prior notice period and the engagement between the parties shall end on the date of the Company's notice, subject to payment in lieu of prior notice.

4.	Specific Agreement

Unless expressly provided otherwise herein, this Agreement is a specific personal employment agreement and exclusively governs the Employee's terms of employment by the Company. Therefore any general and/or special collective agreements, including any appendices thereof, as well as any other agreement which may be executed from time to time between employers and the Histadrut and/or any other labor union and/or the labor constitution of the employees of the Histadrut and/or any other agreements between the Company and any other employees shall not apply to the Employee.

5.	The Employee's Undertakings

5.1.
The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms will not constitute a default under or conflict with any of his/her explicit and/or implicit undertakings under any applicable  law, and/or agreement.

5.2.
The Employee represents and warrants that he/she was neither indicted nor convicted in any criminal offense involving moral turpitude and/or in any offense related to breach of trust within the scope of employer-employee relationship and there are no pending proceedings against Employee with regard to such matters.

5.3.	The Employee shall perform his/her job according to the Company's policy and to the instructions given to him/her from time to time by the Company.

5.4.	The Employee shall exercise his/her skills; knowledge and experience, to perform Employee's duties diligently, in furtherance of the Company's best interests.

5.5.	During the Term the Employee shall devote all of his/her working time efforts and skills to the performance of his/her role in the Company.

5.6.	The Employee shall promptly inform the Company of any information which comes to his/her knowledge and which may assist the Company or be beneficial to the Company.

5.7.
The Employee assigns to the Company all of his/her rights, to the extent that such exist and/or shall exist in the future, in all confidential information, all patents (whether they can be registered as a patent and/or other right or otherwise and whether they can be protected under inventor's rights and/or are able to be registered or otherwise), inventions, creations, improvements, designs, concepts, techniques, methods, formulae, systems, processes, know how, computer software programs, databases, mask works and trade secrets ("Inventions"), which are connected to the Company's field of operations which have been created by the Employee during the Term and/or during the course of his employment with the Company. The Employee further confirms that all Inventions shall be the exclusive property of the Company and the Company, at its sole discretion, shall be entitled to decide how to treat any and all inventions. The Employee further confirms that he/she shall not be entitled to any additional consideration (other than the Salary).

5.8.
The Employee agrees and undertakes to inform the Company, immediately after Employee becomes aware of it, of any direct and/or indirect personal interest he/she has or may have with regard to any of the Company's matters and/or about any matter that may in any way raise a conflict of interest between the Employee or any member of Employee's family and the Company.

6.	Salary

6.1.	The Company shall pay the Employee a gross monthly salary of NIS 110,000 (the "Salary" or the "Determining Salary").

In consideration of the fact that the Employee shall continue to serve in a management position which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to the Employee or to his/her employment with the Company. For the avoidance of doubt it is hereby clarified that the Salary includes within it consideration that would otherwise have been due to Employee pursuant to such law.

The Employee shall not be entitled to additional payments other than those explicitly stated in this Agreement other than for amounts in respect of inflationary adjustment as announced from time to time, in accordance with the law ("Tosefet Yoker").

6.2.	The Employee shall incur any and all tax liabilities with regard to the Salary and any other benefits and payments given to Employee under this Agreement and/or in connection thereto.

6.3.	The Employee acknowledges and agrees that his/her job may require him/her to travel abroad and that he/she will not be entitled to any additional payment with regard to such travels.

6.4.	The Employee shall be employed by the Company on a full-time basis and shall be entitled to all ancillary benefits which apply to such employment under this Agreement or under any applicable law.

6.5.	The Salary shall be paid to the Employee no later than the 9th day of any calendar month with regard to the preceding calendar month.

7.	Definition of a the Position

7.1.
The Employee shall be required to work those hours customary within the Company in accordance with the demands of the Position. The above being in consideration to such that the Employee holds a management role and a position which requires a special degree of personal trust.

8.	Ancillary Benefits

8.1.	Annual Leave

The Employee shall be entitled to 22 days of paid annual vacation. The Employee shall coordinate his/her use of such vacation days, in view of the Company's needs. The Employee acknowledges that according to the Company’s policy unused vacation days may not be redeemed and may only be used, subject to any applicable law.
In accordance with the Company's policy, the Company shall be entitled to direct Employees to use their vacation days, at its discretion and set organized vacations in accordance with the relevant circumstances and Company's needs; and the Employee hereby agrees to use his/her vacation days during such periods if so directed. Vacation days may be carried forward from one year to the next, provided that the number of vacation days which may be carried forward shall not exceed 1.5 of Employee's annual vacation days. Excess vacation days shall be voided and are not redeemable for payment.

Any absence of at least four hours in a working day shall be deemed as a half vacation day.  The Employee shall not receive payment in lieu of any unused vacation days, except in the context of the termination of the Employee's employment with the Company.

8.2.	Sick Leave

The Employee's entitlement to sick leave shall be in accordance with applicable law. Notwithstanding the provisions of the Sick Pay Law, 5736-1936, the Employee shall be entitled to 100% payment for sick leave from day 1. The entitlement to payment for sick leave 2 days or greater shall only be against the presentation of appropriate medical records. Notwithstanding the aforesaid, the Company shall not pay the Employee for sick leave covered by the National Insurance Institution or by any other insurer. The Employee undertakes to notify the Company promptly on the first day of illness about any illness and its reason and to provide to the Company the necessary medical documentation upon his/her return to regular work, and in any case no later than the date of payment of the Salary applicable to his/her period of absence. Unused sick days shall not be redeemable.

8.3.	Convalescence Pay

The Employee shall be entitled to Convalescence Pay (Dmei Havra’a) pursuant to applicable extension order. Such pay shall be made at the time/s set by the Company.

8.4.	Company Car and Cellphone

8.4.1.
In order to facilitate the performance of the Employee's job and in order to assist the Employee in the performance of his/her duties, the Company shall continue to provide the Employee a Company car (or leased car) with a value of up to NIS 300,000 of a model to be chosen by the Company (the "Company Car").

8.4.2.
The Company shall bear all reasonable expenses related to the reasonable use of the Company Car (other than as provided in Section 8.4.5 below). Similarly, the Company shall bear all tax expenses related to the provision and use of the Company Car.

8.4.3.
The Employee undertakes that upon the termination of his/her employment with the Company, for any reason whatsoever, he/she shall immediately return the Company Car, together with all of its accessories, to the Company or to the Company's designee (which may be appointed as per the Company's written instructions). The Employ does not have and will not have any lien on the Company's Car and/or on any of its accessories.

8.4.4.
The Employee shall use and maintain the Company Car in strict compliance with the Company's (and or the leasing company's – as applicable) applicable rules and regulations with regard to the use of the Company Car and in a reasonable and prudent manner.

8.4.5.	The Employee shall be solely responsible to the payment fines, parking tickets and other penalties imposed with regard to Employee's use of the Company Car.

8.4.6.
Alternatively, and provided that such election shall not impose any additional financial liabilities on the Company, the Employee may elect not to receive a Company Car, in which case the Company shall pay to the Employee a monthly amount of NIS 7,400 (for the avoidance of doubt, the sum paid under this Section 8.4.6 shall not be deemed as part of the Salary and shall not entitle the Employee to any other benefits).

8.4.7.
The Company shall continue to provide the Employee with a cellular phone of its choice and shall bear the reasonable expenses related to the Employee's use thereof – up to an amount set by the Company. The Company shall add the value of such benefit to the Employee's salary for tax purposes. The Employee shall bear all tax consequences related to the provision and use of such phone.

8.4.8.	The identity of the cellular operator and the terms of the Company's engagement with it shall be set by the Company from time to time, at the Company's sole discretion.

8.4.9.
The cellular phone provided by the Company as aforesaid and the cellular line provided for the Employee's use shall remain the Company's property at all times. Immediately upon the termination of the employer-employee relationship between the parties, for any reason whatsoever, the Employee shall return the cellular phone provided to him/her by the Company to the Company, in a flawless working condition (ordinary wear and tear excepted).

8.5.	Lunch

The Company shall provide the Employee with a meal card (Cibus-Resto Pass) which will cover lunch-related expenses of up to NIS 42 per day (the Employee may spend higher amounts per day, in which case the Employee hereby authorizes the Company to deduct such excess amount from his/her Salary). The Employee shall bear all tax consequences related to such payment.

8.6.	Pension Insurance and Further Education Fund

The Employee shall continue to be entitled to contributions to a pension arrangement of his choice (the "Pension Arrangement"), at the following monthly rates:

8.6.1.	The Company shall contribute:

(i)                   8.33% of the Salary towards the severance pay component; and

(ii)
6.5% of the Salary towards the pension component. If the Employee is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance as in effect from time to time, ensuring a loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the Employee in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

8.6.2.	The Company shall also deduct 6% of the Salary to be paid on account of the Employee towards the Pension Arrangement.

8.7.
It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix D) published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to the Employee's Pension Arrangement will therefore constitute the Employee's entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which the Employee otherwise may have become entitled at law.

8.8.
The Company waives all rights to have its payments refunded, unless the Employee's right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that the Employee withdraw monies from the Pension Arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

By signing this Agreement, the Employee acknowledges that in accordance with the terms of the General Order, if the Employee chooses to be insured in a Pension Arrangement, which is not a pension fund, the Employee must also be insured in disability insurance, ensuring loss of earning payment of 75% of the Salary (or the relevant portion of the Salary which the Employee chooses to insure in such an arrangement).

8.9.
Further Education Fund - The Company shall continue to make monthly further education fund contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on account of the Employee.

8.10.	The Employee shall bear any and all taxes applicable in connection with amounts payable by the Employee and/or Company to the said Further Education Fund.

8.11.	In the event of any changes to the Employee's Salary, the Company's contributions shall be so adjusted in accordance with such changes without the need to sign on any additional agreement.

9.	The Employee's Undertakings: Confidentiality, Non-Compete and Non-Solicitation

9.1.
In this Agreement: "Affiliates" means companies and/or partnerships where the Company and/or any of its controlling shareholders hold, directly or indirectly, 25% or more of such companies' and/or partnerships' issued share capital and/or at least 50% of the holdings in the partnership.

9.2.
The Employee hereby undertakes that during the term of this Agreement and during any time afterwards he/she shall not make any use, whether for himself/herself or for others of any information (in whatever media) of the Company and/or the Affiliates which came to the Employee's knowledge during his/her employment with/for the Company (whether before or after the execution of this Agreement and/or due to or in connection with his/her employment with/for the Company and/or which was delivered to and/or exposed to the Employee by the Company and/or on its behalf, whether directly or indirectly, in any form and/or manner. Including by hearing, seeing and/or reviewing, including from others related to the Company, including information which is based on the Employee's ideas and/or developments of the Employee during the term of Employee's employment with the Company) (collectively: "Company Confidential Information") and further undertakes to keep such Company Confidential Information in confidence, not to disclose it to others and not to allow others to disclose and/or disseminate and/or publish it in any manner whatsoever.

Company Confidential Information means any and all information, identified, in any manner, as the Company's and/or its Affiliates' information, and which is not part of the public domain. Including, without derogating forum the generality of the aforesaid, information relating to:

(1)	the business and financial activities of the Company or the Affiliates;
(2)	List ofthe Company's and/or the Affiliates' customers, suppliers, subcontractors and/or other contacts.
(3)	work methods, pricing and/or work strategies used by the Company.
(4)
processes, theories, drawings, formulae, production methods, data (whether commercial, technical or otherwise), improvements, discoveries, models, samples, inventions, techniques, marketing plans, strategies, forecasts, new products, budget, unpublished financial statements, prices, costs, labor relations, work procedures, suppliers' and customers' lists, including potential customers, all whether such information is patentable or  otherwise protected as a proprietary information or not.

(5)
The Employee further undertakes, that in addition to the provisions of Section 5.7 above, he/she shall fully cooperate with the Company and provide it with any information and details required for any registration and/or any other related action and shall execute any documents and perform any reasonable action, all in order to enable the Company and/or any third party acting on its behalf, as the Company may instruct, to use all of the Inventions, as such are defined in Section 5.7 above, and to register such Inventions, whether in Israel or abroad, to the extent that the Company will see fit and/or to protect same in any other manner, as the Company shall see fit.

(6)
Such undertaking to assist the Company in prosecuting and enforcing patents, copyrights and/or any other rights and defenses related to inventions, developments, etc. shall survive the termination of this Agreement, provided that if the Employee is required to assist the Company as aforesaid upon the termination of his/her employment with the Company, the Company shall reimburse the Employee for any and all direct expenses incurred by the Employee in this regard.

9.3.
Without derogating from the generality of the aforesaid, it is hereby agreed and acknowledged that throughout his/her employment with the Company and during any time thereafter, the Employee shall not disclose and/or provide, whether directly or indirectly to any person and/or entity outside of the Company any information related to any asset of the Company, its customers, suppliers and/or employees or any other information that came to the Employee's knowledge in the course of his/her employment with the Company and/or in connection with the Company and shall maintain secrecy with regard to all matters related to the Company's business.

9.4.
The Employee agrees and undertakes that, so long as Employee is employed by the Company, including any Adjustment Period (if any), and for a period of 12 months thereafter (the "Non-Compete Period"), Employee will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, or otherwise render services to, any business or venture that is engaged in any activities involving products, information, processes, technology or equipment that are or could reasonably and imminently be competitive to those of the Company or any of the Affiliates, whether in Israel or abroad. Employee further acknowledges and agrees that his/her Salary under this Agreement includes compensation for Employee's undertakings under this Section 9.4.

9.5.
Similarly, the Employee undertakes that during the Non-Compete Period he/she shall not engage in and/or participate in and shall not fulfill any function in any form whatsoever, whether direct or indirect with respect to any transaction and/or investment in which the Company is connected to.

9.6.
The Employee further undertakes that during the Non-Compete Period: (a) he/she shall not approach any of the Company's clients and offer his/her services with regard to any matter and shall not generate for himself/herself and/or for any third party any benefits in connection with provision of services for any of the Company's customers. (b) he/she shall not solicit for employment or employ any person employed by the Company (or retained by the Company as a consultant or subcontractor, if such consultant or subcontractor is prevented thereby from continuing to render its services to the Company).

9.7.
Employee agrees and understands that he/she is being paid in full for his/her undertakings under this Agreement, and especially with regard to his/her undertakings under Sections 5.7 and 9.4-9.7 above and that all of the aforesaid undertakings do not limit his/her ability to exploit his/her general knowledge, experience or education, but are merely protecting the Company's legitimate interests. Without derogating from the aforesaid, and for the avoidance of any doubt, the Employee agrees that if any of the aforesaid undertakings shall be held void or unenforceable, this will not derogate from any of Employee's other undertakings under this Agreement which shall remain in full force and effect. Further, the Employee acknowledges and agrees that if one or more of the undertakings contained in this Section 9 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the competent court may construe such term in a manner which enables it to be enforced to the maximum extent compatible with applicable Israeli law

10.	Breach of this Agreement

10.1.
The Employee hereby confirms that if he/she breaches one or more of his/her undertakings under Sections 5.7 or 9 above and fails to cure same, within 30 (thirty) days from the receipt of the Company's written notice in this regard and shall thus cause the Company a monetary damage, the Company may, without derogating from any other rights and/or remedies available to the Company under this Agreement and/or otherwise, terminate the Employee's employment with immediate effect and/or suspend the payment of any funds and/or rights otherwise due to the Employee, if at all, including in connection with the termination of the Employee's employment, such as severance pay, and/or set-off the amount of the Company's estimated damages from such amounts.

10.2.
The Employee further acknowledges that the breach of Employee's undertakings under Sections 5.7 and/or 9 with regard to Inventions, confidentiality and non-compete may cause an incurable damage which cannot be quantified and therefore the Employee agrees and acknowledges that, without derogating from the provisions of Section 9 above, the Company shall be entitled to seek and obtain, ex-parte or otherwise, as it shall see fit, injunctions and/or any other equitable remedies preventing the Employee and/or any other person and/or entity related to the Employee to breach this Agreement and/or ordering the Employee to fulfill his/her undertakings under this Agreement.

11.	Assignment of this Agreement

The Company may assign its rights and duties under this Agreement to any subsidiary thereof, provided that such assignment shall not adversely affect Employee's rights under this Agreement.

12.	Equity Compensation

Subject to the approval of the Board of Directors of the Company, the Employee shall be granted such additional number of LTI's (comprising both RSUs and options as specified below) so that his aggregate holdings in the Company including any previously granted awards, even if exercised and sold (on a fully diluted basis, but excluding any shares that are merely reserved under the Company’s share incentive plans and have not been issued or granted) shall amount to 1.5% as of the Effective Date, meaning the grant of additional LTIs covering a total of 245,256 ordinary shares of the Company. The vesting schedule and strike price (where applicable) of such LTIs shall be in accordance with the Company's compensation policy. The LTIs shall be subject to the provisions of the Company’s equity incentive plan and the applicable grant documents.. Such grant of the additional LTIs shall be done on the basis of a 1:4 ratio (one RSU per four options), resulting in the grant of a total of 49,051 additional RSUs and 196,205 additional options. It is hereby clarified that the above grant is a one-time grant, in relation to the promotion of the Employee, and should not be deemed as indicative with regard to future annual grants.

13.	Annual Bonus

13.1.
At the Company's sole discretion, the Employee may be entitled to receive an annual "Regular Bonus" and an annual "Special Bonus", each being equal to an amount of up to 50% of the gross annual base Salary.

13.2.
The Regular Bonus shall be set in accordance with the Employee's performance and achievement of targets and objectives, as defined by the Company and subject to the provisions of the Company's Bonus Plan. It is hereby clarified that the Special Bonus may be granted only in extraordinary circumstances, based on exceptional performance.

13.3.
The amount of both the Regular Bonus and the Special Bonus, the manner that it is calculated, interpretation of the Company's Bonus Plan and the very decision regarding their distribution shall be set by the Company at its sole and absolute discretion.

13.4.
Payment of both the Regular Bonus and Special Bonus, if any, shall be awarded to the Employee by the Company within 3 months from the completion of each calendar year, and in accordance with the Company's decision.

13.5.
For the avoidance of doubt it is hereby clarified that in a year where only a partial year is worked, any bonus payment (if any) will be pro-rated in accordance with the portion of the year in which the Employee has actually been employed (not including any Prior Notice, whether given by the Employee or the Company).

13.6.	For the avoidance of doubt, the Company reserves the right to change or cancel its Bonus Plan at any time and for any reason, in its sole discretion.

13.7.	To avoid any doubt, where the Employee's employment is terminated in circumstances set out in section 3.1 above, the Employee will not be entitled to any bonus amounts not yet paid, whatsoever.

13.8.
Any tax, if any, incurred in conjunction with the award of any bonus shall solely be borne by the Employee. Where any bonus is paid to the Employee hereunder, being a conditional payment, it shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits.

14.	Post Termination Adjustment Period

In the event that the Employee's employment shall be terminated by the Company for any reason whatsoever, other than under the circumstances enumerated in Section 3.1 above, subject to the approval of the board of directors of the Company to be given at its full and absolute discretion as well as the provision of a receipt and release of claims by the Employee to the Company in the form customary in the Company, the Employee may be entitled to remain on payroll for an additional period of 6 months following the set termination date ("Adjustment Period"). During the Adjustment Period the Employee may be entitled to receive the Salary as well as fringe benefits as in effect immediately prior to the date of termination in accordance with the Company’s normal payroll practices (the "Continued Payroll"). Furthermore, the board, at its full and absolute discretion may also decide to cause any then-unvested options to acquire Company common stock held by the Employee to become fully vested and exercisable and provide that such options remain exercisable for ninety days following the date of termination (the "Options Acceleration").

For the avoidance of doubt, during the Adjustment Period, the Employee's undertakings under Section 9 above regarding confidentiality, non-competition and non-solicitation shall continue to apply as if the Adjustment Period was during the Employee's period of active employment (the "Obligations").

15.	Termination in Connection with a Change in Control

Notwithstanding anything set forth in Section 14 above, if the Employee is terminated without Cause within one year following a Change in Control (as defined below), subject to the provision of a receipt and release of claims by the Employee to the Company in the form customary in the Company, and the Employee's continued compliance with the Obligations the Company will provide the Employee with the Continued Payroll, and all benefits, for twelve months following the relevant termination date (the "Change in Control Severance Period");

i.	the Employee shall continue to be entitled to the Regular Bonus for the Change in Control Severance Period;

ii.	the Employee will receive the Options Acceleration .

"Change in Control” means (x) a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity (or in case of a reverse triangular merger - a merger in which the control in the Company is transferred to a third party who did not control the Company prior to such merger), or (y) a sale of all or substantially all of the assets of the Company.

16.	Miscellaneous

16.1.
This Agreement constitutes, as of the Effective Date, the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

16.2.
No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

16.3.	Any change and/or cancellation and/or amendment to this Agreement shall only be done in writing signed by the parties.

16.4.
The parties' addresses are as provided in the preamble of this Agreement. Any notice sent by either party to the other party shall be deemed as delivered within 72 hours from sending same in registered mail, or on the same day – if delivered personally or via facsimile.

16.5.
The parties execute this Agreement after reviewing it thoroughly and they hereby confirm and represent that they are aware to the content of their undertakings under this Agreement and to the meaning thereof.

17.	Jurisdiction

The parties agree that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

18.	Binding Agreement

This Agreement supersedes and terminates any other employment agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company: Foamix Pharmaceuticals Ltd. /s/ David Domzalski By: CEO	Employee: Ilan Hadar /s/ Ilan Hadar Signature

Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)
To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(2)
13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(3)
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(4)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)
The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)
The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(5)
This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.